Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004

GOLDMAN SACHS REPORTS EARNINGS PER SHARE OF $5.87 FOR 2003 AND $1.89 FOR THE FOURTH QUARTER

NEW YORK, December 18, 2003 — The Goldman Sachs Group, Inc. (NYSE:GS) today reported net earnings of $3.01 billion for the year ended November 28, 2003. Earnings per diluted share were $5.87 compared to $4.03 for the year ended November 29, 2002. Return on average tangible shareholders’ equity (1) was 19.9% and return on average shareholders’ equity was 15.0% for the full year of 2003.

Fourth quarter net earnings were $971 million. Earnings per diluted share were $1.89 compared to $0.98 for the same 2002 quarter and $1.32 for the third quarter of 2003. Annualized return on average tangible shareholders’ equity (1) was 24.6% and annualized return on average shareholders’ equity was 18.6% for the fourth quarter.

Annual Business Highlights

•	Goldman Sachs continued its leadership in global mergers and acquisitions, ranking first in announced and completed transactions. The firm advised on seven of the ten largest deals completed in 2003. (2)

•	The firm ranked first in worldwide equity and equity-related offerings, first in worldwide initial public offerings and second in worldwide public common stock offerings. (2)

•	Fixed Income, Currency and Commodities (FICC) generated record net revenues of $5.60 billion.

•	Asset Management achieved record net revenues of $1.85 billion. Assets under management increased 7% from a year ago to a record $373 billion.

“We are pleased with the firm’s strong financial performance in 2003, and continued market leadership,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “Looking ahead to the new year, while uncertainties remain, improving economic data and higher equity markets are creating a more positive environment that should benefit business and investment alike.”

Media Contact: Peter Rose Tel: 212-902-5400	Investor Contact: John Andrews Tel: 212-357-2674

Net Revenues

The firm has made certain changes to its business segment reporting structure commencing with this earnings release. Prior period segment net revenues and certain income statement line items in this release have been changed to conform to the new business segment reporting structure. For further discussion, see footnote 3 and the Form 8-K filed on December 12, 2003. In addition, certain of the firm’s Equities businesses have been reorganized. For further discussion, see footnotes 4 and 5.

Investment Banking

Full Year

Net revenues in Investment Banking were $2.71 billion for the year compared to $2.83 billion in 2002. Net revenues in Financial Advisory were $1.20 billion compared to $1.50 billion for 2002, primarily reflecting a decline in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business increased 13% to $1.51 billion, primarily reflecting an increase in industry-wide debt new issuance activity. Equity underwriting net revenues decreased compared to 2002, primarily reflecting a decline in industry-wide common stock and initial public offerings, partially offset by higher net revenues from convertible issuances. The firm’s investment banking backlog increased significantly during the fourth quarter, but increased only slightly from the end of 2002.

Fourth Quarter

Net revenues in Investment Banking were $647 million compared to $523 million for the fourth quarter of 2002 and $687 million for the third quarter of 2003. Net revenues in Financial Advisory were $303 million compared to $299 million for the fourth quarter of 2002, reflecting continued weakness in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $344 million compared to $224 million for the same 2002 period, primarily reflecting an increase in industry-wide equity and equity-related offerings, as well as higher net revenues in debt underwriting, particularly in credit products.

Trading and Principal Investments

Full Year

Net revenues in Trading and Principal Investments were $10.44 billion for the year, compared to $8.65 billion in 2002.

FICC net revenues of $5.60 billion increased 20% compared to 2002, primarily due to higher net revenues in credit products, as well as improved performances in interest rate products, commodities and mortgages, partially offset by lower net revenues in currencies, which performed particularly well in 2002. During 2003, FICC operated in a generally favorable environment characterized by tightening corporate credit spreads, low interest rates, a steep yield curve and strong customer demand.

Equities net revenues of $4.28 billion increased 7% compared to 2002, primarily due to higher net revenues in principal strategies. (4) This increase was partially offset by lower net revenues in the firm’s global equities product groups (5), primarily reflecting lower commission volumes and clearance and execution fees in the U.S. shares business.

Principal Investments recorded net revenues of $566 million, which included an unrealized gain related to the firm’s convertible preferred stock investment in Sumitomo Mitsui Financial Group, Inc. (SMFG) of $293 million, gains from real estate and other corporate principal investments, as well as the recognition of merchant banking overrides.

Fourth Quarter

Net revenues in Trading and Principal Investments were $2.62 billion, 48% above the fourth quarter of 2002 and 12% above the third quarter of 2003.

FICC net revenues of $1.14 billion increased 36% compared to the same 2002 period, reflecting higher net revenues in credit products, mortgages and commodities, as FICC continued to operate in a favorable environment characterized by narrowing corporate credit spreads and low interest rates. Net revenues in currencies and interest rate products were essentially unchanged from the fourth quarter of 2002.

Net revenues in Equities of $1.17 billion increased 27% compared to the fourth quarter of 2002, primarily due to higher net revenues in principal strategies (4) and increased net revenues in the firm’s global equities product groups (5), primarily reflecting improved performances in derivatives.

Principal Investments recorded net revenues of $321 million, primarily due to an unrealized gain related to the firm’s investment in SMFG of $173 million, the recognition of merchant banking overrides, as well as gains from other corporate principal investments.

Asset Management and Securities Services

Full Year

Net revenues in Asset Management and Securities Services were $2.86 billion for the year, 14% higher than 2002.

Asset Management net revenues of $1.85 billion increased 12% compared to last year, primarily reflecting an increase in average assets under management, the contribution from Ayco (6) and increased incentive income. During the year, assets under management increased 7% to $373 billion, reflecting market appreciation of $29 billion in equity, fixed income and alternative investment assets. Net asset outflows for the year were $4 billion (7), (8), primarily reflecting net outflows in money market assets, partially offset by net inflows in fixed income assets and alternative investments.

Securities Services net revenues were $1.01 billion compared to $856 million for 2002, primarily reflecting higher customer balances in the firm’s securities lending and margin lending businesses.

Fourth Quarter

Net revenues in Asset Management and Securities Services were $778 million compared to $591 million for the fourth quarter of 2002 and $765 million in the third quarter of 2003.

Asset Management net revenues of $513 million increased 33% compared to last year’s fourth quarter, primarily due to higher average assets under management, the contribution from Ayco (6) and increased incentive income. During the quarter, assets under management increased 2%, reflecting market appreciation of $12 billion, primarily in equity and fixed income assets, partially offset by net asset outflows of $4 billion. (8) Net outflows in equity and money market assets were partially offset by net inflows in alternative investments.

Securities Services net revenues were $265 million compared to $204 million for the fourth quarter of 2002, primarily reflecting higher customer balances in the firm’s securities lending and margin lending businesses.

Expenses

Full Year

Operating expenses were $11.57 billion for 2003, 8% above 2002.

Compensation and benefits of $7.39 billion increased 10% compared to the prior year. The ratio of compensation and benefits to net revenues for fiscal year 2003 was 46% compared to 48% for fiscal 2002. Employment levels decreased 1% during the year to 19,476. Excluding 1,037 employees associated with the acquisition of Ayco, employment levels were down 7% from November 2002.

Non-compensation-related expenses were $4.05 billion for 2003, 10% above 2002. This increase was primarily due to (i) higher professional services and other expenses, which included provisions of $159 million (including $55 million recognized in the fourth quarter) for a number of litigation and regulatory proceedings; (ii) increased amortization of identifiable intangible assets, reflecting impairment charges of $188 million (including $168 million recognized in the fourth quarter), primarily in respect of option specialist rights; and (iii) exit costs of $153 million (including $20 million recognized in the fourth quarter) associated with reductions in the firm’s global office space. These exit costs are primarily reflected in occupancy expenses, with the balance in depreciation and amortization expenses. These increases were partially offset by lower depreciation and amortization, communications and technology expenses, market development costs and brokerage, clearing and exchange fees.

The effective income tax rate for 2003 was approximately 32.5%, down from 35.0% for 2002. The lower effective income tax rate reflects an increase in tax credits and a decrease in state and local taxes.

Capital

As of November 28, 2003, total capital was $79.11 billion, consisting of $21.63 billion in shareholders’ equity and $57.48 billion in long-term debt. (9) Book value per share was $43.60 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 496.1 million at period end. Tangible book value per share was $33.56. (1)

The firm repurchased 12.2 million shares of its common stock at an average price of $76.83 during 2003, including 1.4 million shares at an average price of $87.41 in the fourth quarter. The remaining share authorization under the firm’s existing common stock repurchase program is 8.6 million shares.

Dividend

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.25 per share to be paid on February 26, 2004 to common shareholders of record on January 27, 2004.

* * *

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business — Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 29, 2002.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Business — Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 29, 2002.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, http://www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 4329046, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investorrelations@gs.com.

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues (3)
(unaudited)
($ in millions)

	Year Ended		% Change From

	Nov. 28,	Nov. 29,	Nov. 29,
	2003	2002	2002

Investment Banking

Financial Advisory	$1,202	$1,499	(20)%

Equity Underwriting	678	734	(8)
Debt Underwriting	831	597	39

Total Underwriting	1,509	1,331	13

Total Investment Banking	2,711	2,830	(4)

Trading and Principal Investments

FICC	5,596	4,680	20

Equities Trading	1,738	1,008	72
Equities Commissions	2,543	2,994	(15)

Total Equities	4,281	4,002	7

Principal Investments	566	(35)	N.M.

Total Trading and Principal Investments	10,443	8,647	21

Asset Management and Securities Services

Asset Management	1,853	1,653	12

Securities Services	1,005	856	17

Total Asset Management and Securities Services	2,858	2,509	14

Total net revenues	$16,012	$13,986	14

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues (3)
(unaudited)
($ in millions)

	Three Months Ended			% Change From

	Nov. 28,	Aug. 29,	Nov. 29,	Aug. 29,	Nov. 29,
	2003	2003	2002	2003	2002

Investment Banking

Financial Advisory	$303	$304	$299	—%	1%

Equity Underwriting	189	196	108	(4)	75
Debt Underwriting	155	187	116	(17)	34

Total Underwriting	344	383	224	(10)	54

Total Investment Banking	647	687	523	(6)	24

Trading and Principal Investments

FICC	1,136	879	833	29	36

Equities Trading	502	441	204	14	146
Equities Commissions	663	661	715	—	(7)

Total Equities	1,165	1,102	919	6	27

Principal Investments	321	360	22	(11)	N.M.

Total Trading and Principal Investments	2,622	2,341	1,774	12	48

Asset Management and Securities Services

Asset Management	513	481	387	7	33

Securities Services	265	284	204	(7)	30

Total Asset Management and Securities Services	778	765	591	2	32

Total net revenues	$4,047	$3,793	$2,888	7	40

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Year Ended		% Change From

	Nov. 28,	Nov. 29,	Nov. 29,
	2003	2002	2002

	(in millions, except per share amounts)
Revenues
Investment banking	$2,400	$2,572	(7)%
Trading and principal investments	8,555	7,297	17
Asset management and securities services	1,917	1,716	12
Interest income	10,751	11,269	(5)

Total revenues (3)	23,623	22,854	3

Interest expense	7,600	8,868	(14)
Cost of power generation (10)	11	—	N.M.

Revenues, net of interest expense and cost of power generation	16,012	13,986	14

Operating expenses
Compensation and benefits	7,393	6,744	10
Amortization of employee initial public offering and acquisition awards	122	293	(58)

Brokerage, clearing and exchange fees	829	852	(3)
Market development	264	306	(14)
Communications and technology	478	528	(9)
Depreciation and amortization	562	617	(9)
Amortization of identifiable intangible assets	319	127	151
Occupancy	722	637	13
Professional services and other	878	629	40

Total non-compensation expenses	4,052	3,696	10

Total operating expenses	11,567	10,733	8

Pre-tax earnings	4,445	3,253	37
Provision for taxes	1,440	1,139	26

Net earnings	$3,005	$2,114	42

Earnings per share
Basic	$6.15	$4.27	44
Diluted	5.87	4.03	46

Average common shares outstanding
Basic	488.4	495.6	(1)
Diluted	511.9	525.1	(3)

Ratio of compensation and benefits to net revenues	46%	48%

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From

	Nov. 28,	Aug. 29,	Nov. 29,	Aug. 29,	Nov. 29,
	2003	2003	2002	2003	2002

	(in millions, except per share amounts and employees)
Revenues
Investment banking	$626	$592	$449	6%	39%
Trading and principal investments	2,257	1,782	1,419	27	59
Asset management and securities services	535	500	400	7	34
Interest income	2,411	2,841	2,780	(15)	(13)

Total revenues (3)	5,829	5,715	5,048	2	15

Interest expense	1,771	1,922	2,160	(8)	(18)
Cost of power generation (10)	11	—	—	N.M.	N.M.

Revenues, net of interest expense and cost of power generation	4,047	3,793	2,888	7	40

Operating expenses
Compensation and benefits	1,411	1,896	1,195	(26)	18
Amortization of employee initial public offering and acquisition awards	20	19	28	5	(29)

Brokerage, clearing and exchange fees	221	218	199	1	11
Market development	83	62	75	34	11
Communications and technology	123	119	127	3	(3)
Depreciation and amortization	136	130	166	5	(18)
Amortization of identifiable intangible assets	201	40	33	N.M.	N.M.
Occupancy	171	151	180	13	(5)
Professional services and other	272	178	166	53	64

Total non-compensation expenses	1,207	898	946	34	28

Total operating expenses	2,638	2,813	2,169	(6)	22

Pre-tax earnings	1,409	980	719	44	96
Provision for taxes	438	303	214	45	105

Net earnings	$971	$677	$505	43	92

Earnings per share
Basic	$1.98	$1.39	$1.03	42	92
Diluted	1.89	1.32	0.98	43	93

Average common shares outstanding
Basic	490.1	488.5	490.7	—	—
Diluted	513.4	511.7	515.1	—	—

Employees at period end (11)	19,476	19,476	19,739	—	(1)

Ratio of compensation and benefits to net revenues	35%	50%	41%

The Goldman Sachs Group, Inc. and Subsidiaries
Average Daily VaR (12), (13)
(unaudited)
($ in millions)

	Three Months Ended			Twelve Months Ended

	Nov. 28,	Aug. 29,	Nov. 29,	Nov. 28,	Nov. 29,
Risk Categories	2003	2003	2002	2003	2002

Interest rates	$33	$47	$39	$38	$34
Equity prices	29	24	25	27	22
Currency rates	20	14	13	18	16
Commodity prices	18	19	13	18	12
Diversification effect (14)	(43)	(40)	(44)	(43)	(38)

Firmwide	$57	$64	$46	$58	$46

* * *
Assets Under Management (15) (unaudited) ($ in billions)

	As of			% Change From

	Nov. 30,	Aug. 31,	Nov. 30,	Aug. 31,	Nov. 30,
	2003	2003	2002	2003	2002

Money markets	$89	$93	$108	(4)%	(18)%
Fixed income and currency	115	111	96	4	20
Equity	98	96	86	2	14
Alternative investments	71	65	58	9	22

Assets under management	$373	$365	$348	2	7

	Three Months Ended			Year Ended

	Nov. 30,	Aug. 31,	Nov. 30,	Nov. 30,	Nov. 30,
Assets Under Management	2003	2003	2002	2003	2002

Balance, beginning of period	$365	$346	$336	$348	$351

Net money market flows	(3)	2	8	(19)	(13)
Net flows excluding money markets (7), (8)	(1)	12	2	15	22

Total net asset flows	(4)	14	10	(4)	9
Net market appreciation / (depreciation)	12	5	2	29	(12)

Balance, end of period	$373	$365	$348	$373	$348

* * *

Principal Investments
(unaudited)
($ in millions)

	As of November 28, 2003

	Corporate	Real Estate	Total

Private	$1,054	$757	$1,811
Public	219	42	261
SMFG convertible preferred stock (16)	1,683	—	1,683

Total	$2,956	$799	$3,755

Footnotes

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Management believes that tangible shareholders’ equity is a meaningful measure because it reflects the equity deployed in the firm’s businesses. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Tangible book value per share is computed by dividing tangible shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth the reconciliation of shareholders’ equity to tangible shareholders’ equity:

	Average for the		As of

		Three Months
	Year Ended	Ended
	November 28, 2003	November 28, 2003	November 28, 2003

	(unaudited, $ in millions)
Shareholders’ equity	$20,031	$20,930	$21,632
Deduct: Goodwill and identifiable intangible assets	(4,932)	(5,130)	(4,982)

Tangible shareholders’ equity	$15,099	$15,800	$16,650

(2)	Thomson Financial Securities Data — January 1, 2003 through November 28, 2003.

(3)	The firm has made certain changes to its business segment reporting structure. These changes include:

•	reclassifying equity commissions and clearing and execution fees from the Commissions component of the Asset Management and Securities Services segment to the Equities component of the Trading and Principal Investments segment,

•	reclassifying merchant banking overrides from the Commissions component of the Asset Management and Securities Services segment to the Principal Investments component of the Trading and Principal Investments segment, and

•	reclassifying the matched book businesses from the Securities Services component of the Asset Management and Securities Services segment to the Fixed Income, Currency and Commodities component of the Trading and Principal Investments segment.

These reclassifications had no effect on the firm’s historical consolidated results of operations.

(4)	The equities principal strategies business includes equity arbitrage, as well as other proprietary trading in convertible bonds and derivatives.

(5)	The equities product groups include primarily customer-driven activities in the firm’s shares, convertible bonds and derivatives businesses.

(6)	On July 1, 2003, The Goldman Sachs Group, Inc. acquired The Ayco Company, L.P. (Ayco), a leading provider of sophisticated, fee-based financial counseling in the United States.

(7)	Includes $4 billion in assets acquired in the acquisition of Ayco, for the three months ended August 31, 2003 and the year ended November 30, 2003.

(8)	Includes British Coal Pension Schemes net asset outflows, primarily in equity assets, of $8 billion and $16 billion for the three months and year ended November 30, 2003, respectively. British Coal Pension Schemes implemented a planned program of diversification among its asset managers in 2003.

(9)	Long-term debt includes non-recourse debt of $3.2 billion issued by William Street Funding Corporation (a wholly-owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments made by another William Street entity to investment-grade clients), $1.6 billion issued by consolidated variable interest entities and $0.6 billion issued by other consolidated entities. Non-recourse debt is debt that The Goldman Sachs Group, Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(10)	Cost of power generation relates to the firm’s previously announced acquisition of East Coast Power L.L.C. This line includes all of the direct costs of the firm’s power plant operations (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the plant and related contractual assets.

(11)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

(12)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 29, 2002.

(13)	During the fourth quarter of 2003, the firm made certain changes to its model for calculating VaR. The effect of these changes was not material and accordingly, prior periods have not been adjusted.

(14)	Equals the difference between firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(15)	Substantially all assets under management are valued as of calendar month end.

(16)	Includes the impact of foreign exchange revaluation on the investment, for which the firm maintains an economic hedge.